EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Multi Solutions II, Inc. on Form 10 Amendment No. 2 of our report dated June 15, 2012, except for Note 1 and Note 5 Litigation, which is dated August 8, 2012 with respect to our audits of the consolidated financial statements of Multi Solutions II, Inc. as of January 31, 2012 and 2011 and for the years ended January 31, 2012 and 2011, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
Ft. Lauderdale, Florida
August 24, 2012